Exhibit 99.1

Contact Information:

Chris Hix
Director of Investor Relations
+1 (770) 495-5100
investor-relations@roperind.com

FOR IMMEDIATE RELEASE

ROPER INDUSTRIES REPORTS RECORD THIRD QUARTER 2003 RESULTS

Earnings from Continuing Operations Increase 10%;
Net Sales Grow 8%;
Cash Flow from Operating Activities Up 23%

Duluth, Georgia, September 2, 2003 ... Roper Industries, Inc. (NYSE: ROP) today announced record third quarter results. Diluted earnings per share (DEPS) from continuing operations for the third quarter ended July 31, 2003 rose 10% to $0.53 from $0.48 in the third quarter of fiscal 2002. Net DEPS, including discontinued operations, were $0.48 in the fiscal 2003 third quarter compared with $0.47 in the year-ago quarter.

“Roper’s record third quarter performance was achieved in spite of over $2 million of restructuring costs incurred in the quarter, reflecting the success of initiatives undertaken over the past year to maximize the performance of our diversified portfolio of excellent businesses,” said Brian Jellison, President and CEO. “Among other important indicators, our operating margins continue to improve, expanding 130 basis points sequentially from our second quarter. We have now made substantial progress towards completing the restructuring activities we announced earlier this year, which could generate up to $15 million in annualized cost savings.”

Net sales rose 8% in the third quarter to $166 from $153 million in the third quarter of the previous year. Excluding acquisitions made in 2002 (see Table 1) and net sales to Gazprom, Roper’s net sales in the fiscal 2003 third quarter increased 6% (see Table 2 for a reconciliation of net sales).

“This is our second consecutive quarter of organic growth excluding Gazprom, with continued strong demand for our oil & gas project solutions and improvements in many of our imaging markets,” said Mr. Jellison. “In addition, we are beginning to see the results of the new market-focused structure we implemented earlier this year. Led by a strengthened management team, our businesses are better aligned and focused to develop and implement growth initiatives.”

Roper’s third quarter cash flow from operating activities grew 23% from the year-ago quarter to $22 million, including $3 million of net working capital improvements. The Company commented that it has reduced its net debt-to-net capital ratio from 46.0% at the beginning of the fiscal year to 39.7% at quarter end (see Table 3).

Change in Fiscal Year End

The Company announced that its Board of Directors approved a change in Roper’s fiscal year end from October 31 to December 31 to more closely align its reporting periods with its customers. The Company’s next quarterly reporting period will end on September 30, 2003. Historical financial data reflecting Roper’s new reporting periods will be made available in the Investor Information section of the Company’s web site at www.roperind.com.

Outlook for Calendar 2003

Reflecting the new fiscal calendar, Roper expects DEPS from continuing operations of $2.00 to $2.11 for the year ended December 31, 2003, compared with $1.95 for the 2002 calendar year. This is in-line with previously issued guidance for the Company’s historic fiscal year reporting period. The Company also expects DEPS from continuing operations to be up sharply at $0.60 — $0.65 in its new third calendar-year quarter, ending September 30, 2003, compared with $0.49 in the comparative prior year period.

Mr. Jellison concluded, “ The changes we have made this year – our new market-focused business structure, strengthened management team and improvements to our cost structure – have created a solid foundation for Roper to deliver improved performance within our existing strategic platforms. Our strong cash flow supports our active, disciplined strategic investment program. Roper is well positioned to execute its strategy of creating shareholder value.”

Results by Segment for the Fiscal Quarter Ended July 31, 2003

Scientific & Industrial Imaging segment net sales rose 24% from the prior year to $43 million due to strong shipments for electron microscopy applications and the 2002 acquisition of QImaging. Operating profits increased 148% versus the prior year to $7 million. Excluding restructuring costs, operating profit tripled to $9 million on higher segment revenues and lower costs at the Company’s Redlake business unit. Net orders increased 3% in the third quarter.

The Industrial Technology segment reported another quarter of sequential growth, with net sales up 8% sequentially from the second quarter. Net sales were $44 million in the third quarter, 2% lower than in the year-ago period primarily as a result of the timing of water/wastewater projects. Third quarter operating margins were 23%. Operating profit of $10 million was lower than the prior year primarily as a result of restructuring costs and lower net sales in this year’s third quarter. Third quarter net orders improved 6% over the prior year to $43 million.

The Instrumentation segment posted a 43% sequential improvement in third quarter operating profit benefiting from the completion of restructuring activities in the second quarter. Third quarter net sales of $44 million were flat compared with the prior year period, as lower sales into semiconductor, telecom and refining markets were offset by revenues from the 2002 acquisition of Qualitek and stronger results at the Struers business unit. Operating profit decreased 7% as a result of revenue mix among the business units and lower margins from the Qualitek acquisition prior to its full integration into Uson, which was completed in the third quarter. Net orders increased 4% in the quarter.

Energy Systems & Controls segment third quarter net sales of $35 million were 19% higher than sales in the prior year period, principally as a result of the 2002 acquisition of Zetec and higher net sales for oil & gas applications, partially offset by a 61% reduction in net sales to Gazprom. Operating profit decreased from $8 million to $6 million on lower revenues to Gazprom and the expected seasonally low revenues at Zetec. Net orders of $38 million in the quarter were 45% higher than the prior year quarter.

Conference Call to be Held at 10:00 AM (EDT) Tomorrow

The Company will conduct a webcasted conference call at 10:00 AM EDT on Wednesday, September 3, 2003. To access the webcast, and to obtain copies of the slides, please visit the Investor Information section of the Company’s web site at www.roperind.com. Telephonic replays of the conference call will be available for two weeks by calling 1-888-203-1112 (+1-719-457-0820 outside of North America) and using the passcode 551787.

Table 1: Acquisitions

Qualitek, Instrumentation Segment, July 2002
Zetec, Energy Systems & Controls Segment, August 2002
QImaging, Scientific & Industrial Imaging Segment, August 2002
Duncan Technologies, Scientific & Industrial Imaging Segment, August 2002
Definitive Imaging, Scientific & Industrial Imaging Segment, September 2002

Table 2: Reconciliation of Net Sales (Millions)

	Q3 2003	Q3 2002
Net sales excluding 2002 acquisitions	$147	$139	+6%
and excluding net sales to Gazprom
Net sales from 2002 acquisitions	13	--
Net sales to Gazprom	6	14	-61%

Net sales as reported	$166	$153	+8%

Table 3: Computation of Net Debt-to-Net Capital (Millions)

	July 31, 2003	October 31, 2002
Total debt	$309	$332
Less: Cash	(24)	(12)

Equals: Net debt	285	320
Add: Shareholders' equity	433	376

Equals: Net capital	$718	$696

Net debt divided by Net capital	39.7%	46.0%

Additional information about Roper Industries, including a glossary for terms used by the Company, and registration for Company press releases via email, are also available on the Company’s website.

Roper Industries is a diversified provider of engineered products and solutions for global niche markets.

_________________

The information provided in this news release, in Company filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended October 31, 2002, and in other press releases and public disclosures, contains forward looking statements within the meaning of the federal securities laws, including statements regarding our expected business outlook, financial results, and strategies. These statements reflect management’s current beliefs, but are not guarantees of performance. They involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include reductions in our business with Gazprom, ability to realize cost savings from our restructuring initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulty making acquisitions and successfully integrating acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets. Other important risk factors are discussed in our Annual Report on Form 10-K for the fiscal year ended October 31, 2002, and may be discussed in subsequent filings with the SEC. Readers should not place undue reliance on any forward looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)

(Amounts in thousands)

	July 31, 2003	October 31, 2002
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$23,994	$12,422
Accounts receivable	122,402	138,290
Inventories	95,579	88,313
Other current assets	5,205	5,224
Assets held for sale	5,311	4,578

Total current assets	252,491	248,827

PROPERTY, PLANT AND EQUIPMENT, NET	51,051	51,089

OTHER ASSETS:
Goodwill, net	479,759	459,233
Other intangible assets, net	37,451	37,032
Other assets	34,831	32,792

Total other assets	552,041	529,057

TOTAL ASSETS	$855,583	$828,973

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$34,195	$35,253
Accrued liabilities	52,753	65,153
Liabilities related to assets held for sale	2,116	1,698
Income taxes payable	10,695	7,618
Current portion of long-term debt	5,838	20,515

Total current liabilities	105,597	130,237

NONCURRENT LIABILITIES:
Long-term debt	303,435	311,590
Other liabilities	13,408	11,134

Total liabilities	422,440	452,961

STOCKHOLDERS' EQUITY:
Common stock	328	326
Additional paid-in capital	92,683	89,153
Retained earnings	334,086	304,995
Accumulated other comprehensive earnings	30,290	5,940
Treasury stock	(24,244)	(24,402)

Total stockholders' equity	433,143	376,012

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$855,583	$828,973

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)

(Amounts in thousands, except per share data)

	Three months ended July 31,		Nine months ended July 31,
	2003	2002	2003	2002
Net sales	$165,627	$152,830	$469,465	$450,174
Cost of sales	77,161	70,421	223,566	207,202

Gross profit	88,466	82,409	245,899	242,972
Selling, general and administrative expenses	60,488	54,190	176,198	159,577

Income from operations*	27,978	28,219	69,701	83,395

Interest expense	4,013	4,462	12,889	13,681
Euro debt currency exchange loss	--	4,093	--	4,093
Other income	116	274	271	2,818

Earnings from continuing operations before income
taxes and change in accounting principle	24,081	19,938	57,083	68,439
Income taxes	7,225	4,738	17,123	21,229

Earnings from continuing operations before
change in accounting principle	16,856	15,200	39,960	47,210
Loss from discontinued operations, net
of tax	(1,623)	(167)	(2,608)	(211)

Earnings before change in accounting principle	15,233	15,033	37,352	46,999

Goodwill impairment, net of taxes of $11,130	--	--	--	25,970

Net earnings	15,233	15,033	37,352	21,029

Earnings per share:
Basic:
Earnings from continuing operations before
change in accounting principle	$0.53	$0.49	$1.27	$1.51
Loss from discontinued operations	($ 0.05)	($ 0.01)	($ 0.08)	($ 0.01)
Goodwill adjustment effective November 1, 2001				($ 0.83)

Net Earnings	$0.48	$0.48	$1.19	$0.67

Diluted:
Earnings from continuing operations before
change in accounting principle	0.53	0.48	1.26	1.48
Loss from discontinued operations	($ 0.05)	($ 0.01)	($ 0.08)	($ 0.01)
Goodwill adjustment effective November 1, 2001				($ 0.81)

Net Earnings	$0.48	$0.47	$1.18	$0.66

Weighted average common and common
equivalent shares outstanding:
Basic	31,500	31,305	31,430	31,168
Diluted	31,863	31,801	31,786	31,867

*	Income from operations reflects $2,096 and $4,629 of restructuring costs incurred during the three and nine months ended July 31, 2003, respectively.

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)

(Amounts in thousands and percents of net sales)

	Three months ended July 31,				Nine months ended July 31,
	2003		2002		2003		2002
	Amount	%	Amount	%	Amount	%	Amount	%
Net sales:
Instrumentation	$44,178		$44,168		$131,097		$132,273
Industrial Technology	43,814		44,800		120,938		121,740
Energy Systems & Controls	34,612		29,185		97,273		85,626
Scientific & Industrial Imaging	43,023		34,677		120,157		110,535

Total	$165,627		$152,830		$469,465		$450,174

Gross profit:
Instrumentation	$26,292	59.5	$24,880	56.3	$76,497	58.4	$77,237	58.4
Industrial Technology	20,646	47.1	21,069	47.0	55,695	46.1	56,197	46.2
Energy Systems & Controls	18,090	52.3	18,720	64.1	50,299	51.7	52,088	60.8
Scientific & Industrial Imaging	23,438	54.5	17,740	51.2	63,408	52.8	57,450	52.0

Total	$88,466	53.4	$82,409	53.9	$245,899	52.4	$242,972	54.0

Operating profit*:
Instrumentation	$7,979	18.1	$8,578	19.4	$21,176	16.2	$26,541	20.1
Industrial Technology	9,870	22.5	10,921	24.4	25,395	21.0	27,399	22.5
Energy Systems & Controls	6,091	17.6	8,349	28.6	14,631	15.0	21,007	24.5
Scientific & Industrial Imaging	7,334	17.0	2,954	8.5	17,927	14.9	17,575	15.9

Total	$31,274	18.9	$30,802	20.2	$79,129	16.9	$92,522	20.6

Bookings:
Instrumentation	$43,382		$41,612		$128,230		$124,293
Industrial Technology	42,928		40,376		124,262		123,100
Energy Systems & Controls	38,411		26,463		101,535		85,663
Scientific & Industrial Imaging	38,513		37,315		115,237		113,173

Total	$163,234		$145,766		$469,264		$446,229

*	Operating profit is before unallocated corporate general and administrative expenses. Such expenses were $3,296 and $2,583 for the three months ended July 31, 2003 and 2002, respectively, and $9,428 and $9,127 for the nine months ended July 31, 2003 and 2002, respectively.

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)

(Amounts in thousands)

	Nine months ended July 31,
	2003	2002
Net earnings	$37,352	$21,029
Depreciation	8,693	8,423
Amortization	3,388	2,711
Goodwill transitional impairment, net of tax	--	25,970
Other, net	2,417	(7,832)

Cash provided by operating activities	51,850	50,301
Business acquisitions, net of cash acquired	(241)	(69,870)
Capital expenditures	(6,247)	(5,479)
Other, net	(2,300)	(933)

Cash used by investing activities	(8,788)	(76,282)
Debt borrowings (payments), net	(29,142)	24,474
Dividends	(8,261)	(7,730)
Other, net	3,411	7,605

Cash used by financing activities	(33,992)	24,349
Effect of exchange rate changes on cash	2,502	901

Net increase in cash and equivalents	11,572	(731)
Cash and equivalents, beginning of period	12,422	16,419

Cash and equivalents, end of period	$23,994	$15,688